Exhibit 99.1

February 24, 2014

Dear Stockholders,

I am pleased to provide you with a progress report on what our team has achieved since I started in June.

Our first priority was reining in our operating cash burn of well over $6 million on an annualized basis. Secondly, the employee base was demoralized and too large for the amount of business being conducted. Third, there were a number of small and unimportant investments inside the Company that absorbed an inordinate amount of management time. Fourth, our corporate structure was not well thought-out, and the focus on the risks and burdens of our legacy business was insufficient. The office space in Sherman Oaks summed up the prior administration well. It was, in a word, excessive. Taking all of this into consideration I concluded that the issues prompting our proxy battle were real.

After studying these issues, I concluded we were not yet prepared to grow the Company in a safe and sound manner. So we got to work.

On the positive side: We had some talented managers and plenty of dedicated employees—certainly enough to build around. The industrial supply business was in good shape. Our new board was full of enthusiasm with all the directors willing to pitch in and work. For the first time since the exit from bankruptcy, all the directors actually liked and respected one another and took on their roles with impeccable professionalism.

Here is what we did: cut costs, streamlined operations, reorganized into a safe and professional corporate structure, and redirected growth strategies. The workforce was reduced with the Company retaining every key employee that I wanted on the team. Every employee was given specific short-term objectives, and deadlines, to either reduce our costs or increase our revenues. Nearly every objective was achieved on time, and before year-end.

We divested unimportant assets on our books. These included the remaining residential mortgage loans and a number of distressed-debt type investment securities. Material amounts of cash were generated. In total, more than $30 million of cash came into the Company with these asset disposals. Just as important, our management team is no longer burdened with supervising these dead-end assets.

We initiated a search for new offices. Next month, we move into this new space, with the new offices in Sherman Oaks being roughly half the current square footage.

Signature Group was paying 9% interest on $37 million of bonds, while also sitting on a large stockpile of cash. This was a needless expense. We paid off the bonds.

SG&A was reduced. New vendors, including lawyers, were brought in at more competitive prices. Our industrial supply business opened several new warehouse locations.

I am happy to report that all of the steps mentioned above, and more, have resulted in the elimination of most of that $6 million cash burn. This was no small accomplishment, and I salute our employees for their diligence in making it happen. As of the day I write this, our stock price is up over 60% since June 1, 2013.

In the second half of 2013, Signature authorized new shares necessary to grow. In September we filed an S-3 “shelf” registration statement to raise up to $300 million, and we reverse split our stock in October. We then completed a reincorporation into a Delaware holding company just after year-end. This provided us growth potential while reducing our exposure to legacy risks. We are no longer a penny stock, something I believe important for attracting high quality investors as well as high quality acquisition candidates. Delaware is simply the best place to be for a sophisticated and growing public company.

Let’s take a step back to appreciate how much progress has been made. Signature exited bankruptcy more than three years ago, but until recently has been unable to control its cash burn. We didn’t authorize enough capital to grow, and improperly managed our legacy risks. We invested our management resources on small and unimportant investments. The Company did not serve stockholders well, and our growth prospects were dismal. In six months our energized management team has fixed all of those issues and positioned us for growth. This is the next step.

Ah, for that topic that seems to consume so much attention: acquisitions.

I receive calls weekly asking me when we will make a large acquisition. Of course, because we are a public company, I can’t answer such questions on an ad hoc basis. I can, however, point out that we will grow, and do so at good valuations and with a well-considered strategy. The analysis, negotiation, diligence process, pricing, and the execution of any acquisitions cannot be slighted. There are no short cuts. When analyzing potential acquisitions, revenues are often overestimated and risks usually underestimated. My very first goal—and the only goal—is to get it right: deals must be valued correctly; they must be accretive and increase stockholder value. We won’t rush forward just to do a deal, if it is the wrong deal for us.

Since I joined as CEO, we have looked at over 40 opportunities. Our team has made six offers. These have ranged in enterprise value from approximately $200 million to $500 million. In each case, we have been outbid by another party willing to pay an amount we felt was a waste of your money, or a seller was unrealistic with their valuation expectations. In a couple of these cases, we were close.

Discussions with attractive targets continue, and our investment discipline continues as well. In sum, we will not return to the misguided standards that existed before I joined the Company, and before our new board took its reins.

Our future is bright. We understand the Company exists only for the creation of stockholder value. Our mission is to deliver that value.

Craig T. Bouchard

Chief Executive Officer and Chairman of the Board